Exhibit 99.1
XFONE USA COMPLETES MERGER WITH
I-55 INTERNET SERVICES AND I-55 TELECOMMUNICATIONS, INC.

JACKSON, MS and HAMMOND, LA. - (PR NEWSWIRE) - April 3, 2006 - XFONE, Inc. (AMEX:XFN), an international diversified communications services company, today announced the completion of its mergers with both I-55 Internet Services, Inc. and I-55 Telecommunications, LLC. into its wholly-owned subsidiary XFONE USA, Inc.

In exchange for all of the capital stock of I-55 Internet, the Company issued a total of 789,863 shares of common stock valued at $2,380,178. The Company also issued 603,939 warrants with an exercise price of $3.31 for a value of $1,284,722, based on a Black Scholes option pricing model. In consideration of the merger with I-55 Telecommunications, LLC, XFONE issued 223,702 shares of common stock with a value of $671,687, and also issued 79,029 warrants with an exercise price of $3.38 for a value of $166,667, based on a Black Scholes options pricing model. Additional details of the mergers can be found in an associated 8K to be filed with the U.S. Securities & Exchange Commission.

“Although we have been working side-by-side with I-55 since fall of last year pursuant to our management agreements, we are pleased to formally welcome the companies to the XFONE organization. Moreover, working with them to overcome the devastation caused by Hurricane Katrina has led to a deep and abiding respect for the entire I-55 team, which makes this merger that much more significant to us. With I-55 aboard, XFONE USA’s growth potential is greatly enhanced and provides us with a very formidable platform from which to aggressively cross-sell our bundled services to our expanded customer base, while pursuing increased share of the telecommunications market in the U.S. gulf coast region,” stated Wade Spooner, Chief Executive Officer of XFONE USA, Inc.

I-55 Internet, a corporation organized under the laws of the State of Louisiana, is one of the largest privately held Internet Service Providers (ISP) in the Southeast region of the United States. Established in 1996 and headquartered in Hammond, Louisiana, I-55 Internet serves both residential and commercial customers in Louisiana, Mississippi and Alabama, offering a full complement of Internet services, including digital high speed access, dial-up access, email services, professional web development, web hosting and co-location and networking services.

I-55 Telecommunications was built to provide businesses with all the advantages of competition - higher service quality, competitive pricing and technological advancements. Operating as a fully licensed, facility-based CLEC, I-55 Telecommunications currently provides service to commercial clients in second and third-tier markets in Louisiana and Mississippi where there are fewer competitors than in larger metropolitan areas. The Company, with a next generation class 5 switching solution, offers state-of-the-art telecommunications products - voice, data and Internet - all from a single source, on one affordable bill. Its infrastructure is based on the latest developments in network operations, engineered to provide businesses with cutting edge products and truly exceptional customer service.

Guy Nissenson, Chief Executive Officer of XFONE, Inc., added, “Execution of these key acquisitions represent a notable step forward in XFONE’s global growth strategy and considerably strengthens our foothold in the U.S. marketplace. Further enhanced by our recent asset purchases of Canufly.net and EBI Comm, XFONE USA will represent a sizable revenue contributor to our Company.”

About XFONE USA, Inc.
Headquartered in Jackson, Mississippi, XFONE USA is a fully integrated communications company providing residential and business customers with high quality local, long distance and data/Internet solutions throughout the Southeastern United States. Combined with telephony services, XFONE USA also provides CATV and high speed Internet services to planned communities and multi-dwelling apartment communities, utilizing integrated multi-media offerings - combining digital voice, data and video services over broadband technologies - all on one single itemized bill.

About XFONE, Inc.
A U.S.-domiciled corporation, XFONE is an international voice and data communications services provider with operations in the United Kingdom, the United States and Israel, and offers a wide range of services which include: international and long distance telephone services, prepaid calling cards; cellular services and reselling opportunities. The Company serves customers in 75 countries across Europe, Australia, North America, South America, Asia and Africa.

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the Securities and Exchange Commission.

For More Information, Please Contact:

At XFONE, Inc.
Alon Mualem, Chief Financial Officer,
011-972-39254446 or via email at alonm@xfone.com
Or
Elite Financial Communications Group
Dodi Handy, 407-585-1080 or via email at xfn@efcg.net

At XFONE USA
Ted Parsons, Executive Vice President/CMO
601-420-6461 or via email at ted.parsons@xfoneusa.com